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                                                                       EX-10.(n)

                                                                    May 20, 1996
                                                                         Revised

Mr. Tom Kobayashi, Chairman
EDnet, Inc.
One Union Street
San Francisco, California 94111

Dear Tom:

         We have enjoyed our series of introductory discussions as we jointly explored how Morgan Fuller Capital Group, LLC ("Morgan Fuller" or the "firm") can be of meaningful assistance in providing expansion capital facilities. The purpose of this letter is to:

         1. Propose that EDnet, Inc. ("EDnet" or the "Company") engage Morgan Fuller as its ongoing financial advisor; and,

         2. Confirm Morgan Fuller's engagement to proceed with a $2 million Regulation-S financing.

A.       FINANCIAL ADVISOR RELATIONSHIP

         We are prepared to serve as the Company's financial advisor over the next year in the ongoing development of debt and equity capital resources in a well-conceived financial structure. In approaching the assignment, our perspective will be long-term in its orientation as we work to provide an appropriate level of market maker and research support. On an intermediate term basis, we will work with you over the next year as the term of this engagement to arrange the $7 to $10 million in private placement and secondary financings contemplated in your May 13th Cash Flow and Use Of Funds Statement.

         Services To Be Rendered. Morgan Fuller will perform such of the following financial advisory services as EDnet may reasonably request:

         1. Morgan Fuller will familiarize itself to the extent it deems appropriate and feasible with the business, financial condition and prospects of the Company. It is understood that Morgan Fuller shall, in the course of such familiarization, rely entirely upon publicly available information and such other information as may be supplied by the Company without independent investigation;

         2. Morgan Fuller will advise the Company in developing general equity and debt financing strategies.

         3. The firm will from time to time publish research reports and will serve as a market maker.


                                       1.
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                                                              Mr. Tom Kobayashi
                                                                   May 20, 1996


         4. Morgan Fuller will render such other financial advisory and investment banking services as may from time to time be agreed upon by EDnet and Morgan Fuller.

         Retainer Fee For Advisory Services

         The Company shall pay to Morgan Fuller for its services hereunder Warrants a total of 250,000 common shares, exercisable at the closing bid market price on May 24, 1996, to be exercised on or before May 23, 1999. The exercise expiration date will be accelerated in the event of a secondary public offering of common stock of $10 million or more or in the event of a change of control.

B.       PLACEMENT AGENT - $2 MILLION REGULATION-S FINANCING

         As we have discussed in our series of meetings, we believe that a modest $2 million Reg-S financing represents the best alternative for meeting the Company's short-term expansion capital requirements.

         Financing Terms

         1. Morgan Fuller will use its best efforts to place $2 million of 7.5% Convertible Preferred Stock ("Securities").

         2.       Terms:

                  a. Mandatory Conversion - The Securities and cumulative dividends receivable will be automatically converted according to a 1:1 ratio into shares of Common Stock on the first anniversary date. The Conversion Price will be the lesser of
                  (i) or (ii) below, adjusted for any stock splits, stock dividends, recapitalization or the like:

                           (i) 100 % of the average daily closing bid price of the Common Stock on the NASDAQ Market for five (5) trading days immediately preceding the Closing Date for this Financing; or

                           (ii) 70% of the average daily closing bid price of the Common Stock on the NASDAQ Market for the five
                           (5) trading days immediately preceding the Conversion Date;

                  b. Optional Conversion - At the Holder's Option upon written notice thereof to the Payer, the Securities may be converted to Common Stock prior to the Mandatory Conversion Date, based on the conversion price formulas set forth in Section 2.a above at the applicable conversion date according to the following schedule:


                                       2.
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                                                             Mr. Tom Kobayashi
                                                                  May 20, 1996



                           (i) on the date that is 45 days from the Closing Date, then each Security Holder may convert up to 50% of the Securities originally purchased;

                           (ii) on the date that is 90 days from the Closing Date, then each Security Holder may convert the remaining portion of the Securities originally purchased

                  c. Legal Counsel - EDnet will engage legal counsel to prepare the Securities and the related documentation associated with the issuance of the Securities. There are a number of routine technical areas associated with the preparation of the final form of Security including: Fractional Shares; Delivery Of Certificates; Taxes; Defaults and Remedies, etc.

         3. Closing. The target date for the closing will be on or about June 15, 1996. Morgan Fuller will use its best efforts to facilitate EDnet's acquisition of a $1 million bridge loan, if required, in support of the contemplated May 30, 1996 Digital Dimensions, Inc. transaction.

         Success Fee

         The Company shall pay to Morgan Fuller for its services hereunder as Placement Agent for the sale of the Securities a cash fee equal to 8% of the value of the Securities sold at such closing plus that number of warrants to purchase common stock of the Company at an exercise price which approximates the valuation used at the Closing in an amount equal to 10% of the value of the Securities sold divided by the closing bid per share price of the Securities. (Eg. If $2 million of Securities are issued and the bid share price at the Closing is $6.00, then 333,333 Warrants will be granted.)

         Expenses. The Company hereby agrees, from time to time upon request, to reimburse Morgan Fuller for all reasonable travel and out-of-pocket costs (including legal and other professional fees) related to this engagement. All such expenditures in excess of $1,000 will require the Company's prior written approval.

C.       FINANCIAL ADVISOR AND PLACEMENT AGENT ENGAGEMENT PROVISIONS

         Indemnity. The Company will enter into a separate standard form letter agreement providing for the mutual indemnification of the parties in connection with this engagement.

         Termination Of Engagement. Morgan Fuller's engagement(s) hereunder may be terminated by either the Company or Morgan Fuller at any time, with or without cause, upon written advice to that effect to the other party provided however that Morgan Fuller will be entitled to its full fee as specified above.


                                       3.
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                                                              Mr. Tom Kobayashi
                                                                   May 20, 1996


         Miscellaneous.

         1. This letter agreement and the related indemnification letter referred to above shall be deemed made in California. Such agreements shall be governed by the laws of California without regard to such state's rules concerning conflicts of laws. Any right to trial by jury with respect to any claim or proceeding related to or arising out of this engagement, or any transaction or conduct in connection herewith, is waived.

         2. The Company expressly acknowledges that all advice (written or oral) given by Morgan Fuller to the Company in connection with this engagement are intended solely for the benefit and use of the Company (including its management, directors, and attorneys). The Company agrees that no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Morgan Fuller be made by EDnet (or such persons) without the prior written consent of Morgan Fuller, which consent shall not be unreasonably withheld.

         3. The Company expressly acknowledges that Morgan Fuller has been retained solely as a financial advisor and/or placement agent and not as an advisor or agent of any other person, and that the Company's engagement of Morgan Fuller is not intended to confer rights upon any persons not a party hereto (including shareholders, employees, or creditors of the Company) as against Morgan Fuller, Morgan Fuller's affiliates, or their respective directors, officers, agents and employees.

         Please confirm that the foregoing is in accordance with your understandings and agreements with Morgan Fuller by signing and returning to Morgan Fuller the duplicate of this letter enclosed herewith.

Very truly yours,                               ACCEPTED AND AGREED:

Morgan Fuller Capital Group, L.L.C.             EDnet, Inc.



By: /s/ Gordon Taubenheim                       By: /s/Tom Kobayashi
    -------------------------------                 -------------------------
         Managing Director                              Title

                                                Date: 05/20/96
                                                      -----------------------


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